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                                                                   Exhibit 10.11

                               LICENSE AGREEMENT


This Agreement is made this 4/th/ day of January, 2000 ("Effective Date") by and between e.Digital Corporation, a Delaware corporation with an office and place of business at 13114 Evening Creek Drive South, San Diego, California 92128 United States of America (hereinafter "e.Digital") and Maycom Co., Ltd., a Korean corporation with an office and place of business at Suite 463, APT Factory 201, Haan-dong, Kwangmyung-City, Kyongki-Do, Korea (hereinafter "Maycom").

          WHEREAS, e.Digital has developed and has rights to a Multicodec Music Player (hereinafter "Music Player") utilizing its patented technology, trade secrets and know-how; and,

          WHEREAS, Maycom desires to license e.Digital's Music Player technology for use in its product; and,

          WHEREAS, e.Digital and Maycom are willing to enter into a License Agreement for the manufacture, use sale of the Music Player technology.

          NOW, THEREFORE, the parties hereto agree as follows.

A.   DEFINITIONS.
     1. "Licensed Information" shall mean e.Digital's confidential or proprietary information, trade secrets, designs, drawings, reports, memoranda, blueprints and know-how relating to the inventions disclosed and claimed in the Licensed Patents filed and pending, and inventions for which patents have not yet been filed but which relate to the Music Player, but only to the extent the rights thereunder are necessary for the Licensed Products to fulfill the specifications of Exhibit B, Specifications.
     2. "Licensed Patents" shall mean (a.) any and all of e.Digital's patents and applications therefore identified in Exhibit A and all continuations, continuations in part, divisionals, reissues and reexaminations thereof, (b.) any and all applications subsequently filed by e.Digital to the extent the rights thereunder are necessary for the Licensed Product to fulfill the specifications of Exhibit B and (c.) and any and all patents licensed or acquired by e.Digital to the extent rights thereunder are necessary for the Licensed Product to fulfill the specifications of Exhibit B.
     3. "Licensed Product" or "Licensed Products" shall mean the product or those categories of products identified in Exhibit C, which fulfill the specifications of Exhibit B and thereby contain an implementation of some or all of the Music Player Technology. e.Digital shall determine, in its sole discretion, whether any particular product falls within a category of products identified in Exhibit C and/or fulfills the specifications of Exhibit B.
     4. "Licensed Rights" shall mean the combination of Licensed Patents and Licensed Information.


* Portions of this Exhibit have been omitted (based upon a request for confidential treatment) and have been filed separately with the Securities & Exchange Commission pursuant to Rule 24b-2.
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     5.   "Music Codecs" shall mean proprietary compression and decompression processes of third parties, such as EPAC (Lucent), AAC (Dolby), MP3 (Fraunhofer) or WMA (Microsoft).

B.   RIGHTS GRANTED.
     1. Licenses Granted to Maycom. e.Digital hereby grants to Maycom, under the Licensed Rights and subject to compliance with the terms and conditions of this Agreement the following:
          a. A nontransferable, nonexclusive license to manufacture, use, offer to sell and sell the Licensed Products;
          b. A nontransferable, nonexclusive license to use the Licensed Rights for developing improvements to the Licensed Products.

C.   OBLIGATIONS OF MAYCOM.
     1.   Confidentiality.
          Maycom acknowledges that the Licensed Rights are the confidential and/or proprietary information of e.Digital. Maycom agrees not to use, disclose, or grant use of the Licensed Rights except as expressly authorized by this Agreement. Upon termination of this Agreement Maycom shall make no use whatsoever of the Licensed Rights and shall not disclose the Licensed Information to any third parties.
     2.   Subcontracts and Subcontractors.
          Maycom understands and agrees that this License Agreement does not grant any rights to subcontract its rights, duties and obligations under the Agreement. However, the parties understand and agree that certain parts and components of the Licensed Products may have to be obtained from third party subcontractors and/or suppliers. Additionally, certain subassemblies may be manufactured by third parties. Finally, it is understood by the parties, assembly of the components may be undertaken by third parties. So as to satisfy the obligations of Maycom with regard to confidentiality, as set forth above in Article C.1, Maycom agrees as follows. Prior to the procurement of any parts or components for the Licensed Products, Maycom shall enter into appropriate agreements with such suppliers for the protection of the proprietary and/or confidential information of e.Digital. Such agreements shall contain, as a minimum, provisions affording the same or equivalent protections as those afforded by the non-disclosure agreements entered into between Maycom and e.Digital. Further, any agreement for the manufacture of any subassembly shall in a similar manner, be preceded by an appropriate agreement as set forth above. Finally, any agreement for the manufacture or assembly and/or testing of components of the Licensed Products shall contain provisions the same or similar to those contained in Articles A, B, C, E, H, J, K, L, M, N, O, P and Q of this License Agreement. In entering into such an assembly agreement, Maycom acknowledges and agrees that it is acting as an agent of e.Digital for these purposes only. Further, should any of the obligations and duties contained in those Articles set forth above, be breached, that e.Digital has the right, in its sole discretion, to proceed against the breaching party for whatever recourse which may be available.
     3.   Patent/Copyright Marking.

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          Maycom shall conspicuously mark on a publicly exposed surface of all
          Licensed Products manufactured, distributed or sold by Maycom, and inside each instruction, servicing or other manual distributed with, or prepared for use with respect to, any Licensed Product, appropriate patent, patent pending and copyright markings identifying all Licensed Patents and all copyrights of e.Digital applicable to such Licensed Products and identifying e.Digital as the sole owner of the Licensed Patents and copyrights. The content, form and language used in such marking shall be in accordance with the laws and practices of the country where such Licensed Products are manufactured, distributed and sold.
     4.   Best Efforts.
          Company agrees to use its best efforts to maximize the distribution and sales of the Licensed Products.
     5.   Improvements by Maycom.
          If Maycom shall hereafter during the term of this Agreement bring about any improvements relating to the performance or manufacture of the Licensed Products or otherwise relating to the Licensed Rights ("Improvements"), Maycom shall promptly disclose such Improvements to e.Digital in confidence. However, Maycom will not implement any change in design of the Licensed Products that affect either quality or safety without the prior written approval of e.Digital. The ownership of Improvements shall be determined as follows:
          a. If an Improvement is based upon or relates to the Licensed Information or other proprietary information which is disclosed to Maycom in connection with this Agreement, or which is disclosed within the Licensed Patents or which comes within the scope of a claim or claims of the Licensed Patents, then such Improvement shall become the sole property of e.Digital. If the Improvement is patentable, Maycom shall assign and hereby does assign to e.Digital its entire right, title and interest in the Improvement and any patent issuing thereon in any country of the world. e.Digital shall and hereby does grant to Maycom a non-exclusive right to use such Improvement and any such patent in accordance with the terms of this Agreement and such Improvement and patent shall be deemed part of the Licensed Rights.
          b. If an Improvement is not based upon or does not relate to the Licensed Information or other proprietary information which is disclosed to Maycom in connection with this Agreement, or which is disclosed within the Licensed Patents or which comes within the scope of a claim or claims of the Licensed Patents, then such Improvement shall become the property of Maycom and e.Digital shall retain, and/or Maycom shall and hereby does grant to e.Digital, an unrestricted, perpetual, irrevocable royalty-free non-exclusive license to fully exercise all intellectual property rights with respect to such Improvement (with the right to sublicense).
     6.   Improvements by e.Digital.
          If (a.) e.Digital shall hereafter during the term of this Agreement bring about any improvements in the Licensed Rights relating to the performance or manufacturing of the Licensed Products, including any such improvements brought about by e.Digital's vendors, other licensees or subcontractors and (b.) such improvements are necessary for Maycom to distribute and sell the Licensed Products or other-

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          wise meet any updated specifications for the Licensed Products set forth in Exhibit B, then to the extent permitted by the U. S. Government and by third party rights, if applicable, e.Digital shall promptly disclose the existence and general nature of such improvements to Maycom in confidence and e.Digital shall and hereby does grant Maycom a non-exclusive right to use such improvements in accordance with the terms of this Agreement as if such improvements were part of the Licensed Rights.

D.   ROYALTY AND FEES.
     1.   Technology Transfer Fee.
          *****************************************************.
     2.   Periodic Royalty.
          Periodic Royalty in the amounts as set forth in Exhibit D shall be paid to e.Digital in accordance with Article F below.
     3.   Music Codecs Royalty.
          Music Codecs royalty shall be paid to e.Digital in accordance with the licenses from the third party licensors.

E.   BOOKS, RECORDS AND RIGHT OF INSPECTION..
     1.   Books and Records.
          Maycom shall keep complete books of account and records of all Licensed Products which are manufactured, sold, distributed or otherwise disposed of, and all transactions relating to Maycom's activities in connection with this Agreement. Such books and records shall be kept in accordance with Generally Accepted Accounting Principles (GAAP) of the United States, consistently applied and shall be retained by Maycom and kept available for inspection, copying and/or auditing by e.Digital for at least three (3) years after the termination of this Agreement.
     2.   Right of Inspection.
          e.Digital shall have the right, through its personnel or an independent auditor selected by e.Digital and at e.Digital's expense, to inspect and copy the books of account and records referred to in Paragraph 1. of this Article E., and to interview the employees, agents and accountants responsible for the preparation and maintenance of such books of account and records on behalf of Maycom for the purpose of verifying the accuracy of such books and records and the reports provided for herein; provided however, that such examination shall be made during normal business hours upon reasonable notice and not more than twice per calendar year. Any such audit shall utilize Generally Accepted Auditing Standards (GAAS) of the United States. If, as a result of any such examination, as error of more than five percent (5%) is discovered in the amount of royalty payments or the number of units manufactured or sold, as specified in any report specified in Article F. below, (a.) then the costs related to such inspection shall be borne by Maycom and (b.) e.Digital shall thereafter have the right to conduct such examinations not more often than once per calendar quarter.
     3.   Confidentiality of Information.
          e.Digital agrees not to divulge to third parties any confidential information obtained from the books and records of Maycom as a result of such inspections un-


* This portion of the Exhibit has been omitted (based upon a request for confidential treatment) and has been filed separately with the Securities & Exchange Commission pursuant to Rule 24b-2.

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

          less such information (a) was known to e.Digital prior to its acquisition by e.Digital as a result of such inspection, (b) was known to e.Digital from sources other than Maycom, or, (c) becomes a matter of public knowledge other than by breach of this Agreement by e.Digital.

F.   PAYMENTS AND REPORTS.
     1.   Royalty Payments.
          Royalty payments shall be calculated and reported for each calendar month. All payments due under this Agreement shall be paid in United States Dollars in accordance with Article C above and shall be made so as to be received by e.Digital not later than ten (10) days after the end of the quarter. Each royalty payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the royalty made, including, without limitation, the quantity of Licensed Products sold or otherwise transferred during the month and the method by which the calculation of royalties was performed. Such report shall be in a form and format as agreed upon by the parties.
     2.   Taxes.
          All payments by Maycom shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, property, license, value added, excise, franchise, income, withholding or similar taxes, other than such taxes which are imposed by the United States or any political subdivision thereof based upon the net income of e.Digital. Any such taxes which are otherwise imposed on payments to e.Digital shall be the sole responsibility of Maycom.

G.   INDEMNIFICATION.
     1.   Patent Indemnification.
          e.Digital shall indemnify and hold Maycom harmless from all costs, loss, damage and liability, except consequential damages, which may be incurred on account of the infringement of an United States patent arising out of the sale or use of Licensed Products, to the extent such infringement is based upon Maycom's use of the Licensed Rights, and e.Digital shall, at its own expense, defend all claims, suits or actions or infringement claims of patents against Maycom, provided e.Digital is promptly notified of such claims, suits and actions, given all evidence in Maycom's possession, provide reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise. In the event such a charge of infringement, e.Digital's obligation under this Agreement shall be fulfilled if e.Digital:
          a. Obtains a third party license allowing Maycom to continue to sell the infringing product.
          b. Replaces or modifies the infringing product so as to be substantially equal but non-infringing.
          e. Digital shall not have any liability under any provision of this Article G. if the patent infringement is based upon a use of a product in a manner for which it was not designed, or if the Licensed Product would not infringe but for (i) Maycom-made modifications to the Licensed Product or (ii) combinations of the Licensed

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          Product with other technologies. The above states the entire liability of e.Digital with respect to infringement of patents.
     2.   Liability Indemnification.
          Maycom agrees to indemnify, hold harmless and defend e.Digital against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of its sale, or otherwise transfer of the Licensed Products, including, but not limited to, any damages, losses, or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, manufacture, use, sale or administration of the Licensed Products by Maycom.

H.   TERM AND TERMINATION.
     1.   Term of Agreement.
          This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years thereafter, unless terminated earlier as provided in this Article H. Upon termination or expiration, all licenses granted to Maycom hereunder shall terminate, provided, however, that Maycom shall be entitled to complete any obligations to provide Licensed Products it may have incurred prior to the notice of termination or expiration, for a period of six months after such termination or expiration. Such obligations must have been created prior to the notice of termination or expiration and must be reported by Maycom in writing so as to be received by e.Digital within three
          (3) calendar days after the notice of termination or expiration.
     2.   Termination for Cause.
          This Agreement may be terminated for cause by one party for a material breach by the other party. Failure to make payments when due shall constitute a material breach. Should a party believe there has been a material breach by the other party, then that party shall send written notice setting forth the breach to the other party. The other party shall have sixty (60) days to cure the breach, except for the breach of the duty to make payments when due, which must be cured within fifteen (15) days. If the breach is not cured by the end of this period, or there have been repetitive breaches by the other party, the first party may provide written notice to the other party terminating this Agreement for cause. Said termination shall be effective ten (10) days after the issuance of such notice.
     3.   Termination for Convenience.
          Either party may terminate this Agreement for convenience upon six (6) month prior written notice to the other party.

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I.   NOTICE.
     All notices herein shall be made by registered mail or by a delivery service which provides a delivery receipt. Said notice shall be made to Maycom at the following address:
          Suite 463, APT Factory 201
          Haan-dong, Kwangmyung-City
          Kyongki-Do, Korea

     and to e.Digital at:
          13114 Evening Creek Drive South
          San Diego. CA 92128 USA

     Or to such address as may be designated in writing by either party.

J.   SURVIVAL.
     Articles C. (OBLIGATIONS OF MAYCOM), D. (ROYALTY AND FEES), E. (BOOKS. RECORDS AND RIGHT OF INSPECTION), F. (PAYMENTS AND REPORTS), G. (INDEMNIFICATION), H. (TERM AND TERMINATION), K. (APPLICABLE LAW), and L. (LIMITATION OF LIABILITY) shall survive the termination or expiration of this Agreement.

K.   APPLICABLE LAW.
     The parties agree that this Agreement is made in San Diego, California. They further agree this Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, without regard to conflict of laws rules. All disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Diego County, California, and Licensee hereby consents to the jurisdiction of such courts. The official language of this Agreement is English.

L.   LIMITATION OF LIABILITY.
     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTIAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT.

M.   WAIVER.
     No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance and any such written waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

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N.   AMENDMENTS IN WRITING.
     Any amendments or additions to this Agreement shall not be valid unless executed in writing by duly authorized representatives of the parties hereto.

O.   ASSIGNMENT.
     This Agreement may not voluntarily be assigned in whole or in part, by either party, without the prior written consent of the other party, except upon merger, consolidation or other transfer of all or substantially all of the assets of either party. Either party may, however, assign this Agreement to its wholly or majority owned subsidiaries without the prior written consent of the other, as long as the transferor remains liable hereunder.

P.   SEVERABILITY.
     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

Q.   EXPORT CONTROL.
     Maycom acknowledges that the sale of Licensed Products is subject to the export control laws of the United States of America, including the U. S. Bureau of Export Administration regulations, as amended, and hereby agrees to obey any and all such laws. Maycom agrees not to take any actions that would cause either party to violate the U. S. Foreign Corrupt Practices Act of 1977, as amended.

R.   ENTIRE AGREEMENT.
     This Agreement constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supercedes any and all prior oral or written communications with respect to the subject matter herein.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.

         E.DIGITAL CORPORATION              MAYCOM CO., LTD.

By: /s/ FRED FALK                           By: /s/ SU WON BAE
     ------------                               --------------
Name: Mr. Fred Falk                         Name: Mr. Su Won Bae

Title: President & CEO                      Title: President

Date: January 4, 2000                       Date: January 4, 2000

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                                   EXHIBIT A

                        PATENTS AND PATENT APPLICATIONS




[To be provided]

                                                                               9
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                                   EXHIBIT B

                                SPECIFICATIONS


[To be provided]

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                                   EXHIBIT C

                               LICENSED PRODUCT

SDMI specification (in effect when mass production is commenced), compliant, USB upgradeable codec, (limited by the capabilities of the hardware architecture chosen to meet commercial targets) Multicodec Music Player.

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                                   EXHIBIT D

                 TECHNOLOGY TRANSFER FEE AND ROYALTY SCHEDULE


1.       Technology Transfer Fee Schedule.
         ********************************************

2.       Royalty Schedule.
         For Maycom's customers and OEM customers, ***** per unit. For e.Digital customers or OEM customers, ***** per unit. For Maycom and e.Digital's joint customers, ***** per unit.



* This portion of the Exhibit has been omitted (based upon a request for confidential treatment) and has been filed separately with the Securities & Exchange Commission pursuant to Rule 24b-2.

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